Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-275521

PROSPECTUS  SUPPLEMENT NO. 3

(to prospectus dated December 19, 2023)

MultiSensor AI Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated December 19, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-275521).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on April 1, 2024, which is set forth below. This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “MSAI” and “MSAIW,” respectively. On April 1, 2024, the closing price of our Common Stock was $2.28 and the closing price of our Warrants was $0.0432.

We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2024

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive Beaumont, Texas		77705
(Address of principal executive offices)		(Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K (this “Report”) is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this Report is incorporated herein by reference.

Item 8.01	Other Events

As disclosed in MultiSensor AI Holdings, Inc.’s (the “Company”) Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2023, the Company previously received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company had not complied with all of the requirements of Nasdaq Rule IM-5101-2 since it had not demonstrated compliance with the requirement to have a minimum of 1.1 million “unrestricted publicly held shares” and a minimum of 400 “round lot holders,” as required by the Nasdaq Listing Rule 5405(a) initial listing on Nasdaq. On December 27, 2023, the Company submitted a hearing request to the Nasdaq Hearing Panel (the “Panel”) to appeal the delisting determination and received a letter from Nasdaq stating that its delisting action had been stayed, pending a final decision by the Panel and that a hearing will be held on March 21, 2024. The Company attended the March 21, 2024 hearing before the Panel, during which the Company requested time to cure any listing deficiencies. As part of its plan of compliance presented to the panel, the Company presented a number of actions that it planned to take in order to increase its stockholders’ equity in order to comply with Nasdaq’s initial and continued listing requirements.

Recently, following the close of the Company’s fiscal year ended December 31, 2023 and the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, the Company has undertaken a number of actions, more fully disclosed below, which have increased its shareholders’ equity, including: (i) the conversion of certain convertible promissory notes (the “Notes”), with an aggregate principal amount of $4.475 million into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”); and (ii) the conversion of certain loan obligations with an aggregate principal amount of $200,000 into shares of the Company’s common stock.

Note Conversion Inducement and Notice of Conversion

On March 27, 2024 and March 28, 2024, the Company entered into certain letter agreements (“Inducement Letters”) to induce certain holders of the Notes with an aggregate principal balance of $3.275 million to elect to convert their Notes into shares of the Company’s Common Stock at a price of $10 per share pursuant to the terms of the Notes. Pursuant to the letter agreement, the Company agreed to issue an additional share of Common Stock (each an “Inducement Share”) for each share of Common Stock to be issued pursuant to the converted principal balance of the Notes. Pursuant to the terms of the Notes and the Inducement Letters, the Company issued 327,500 shares of Common Stock related to the principal balance of the Notes, 327,500 Inducement Shares, and 8,318 shares of Common Stock related to accrued interest on the Notes, for an aggregate of 663,318 shares of Common Stock. The effective date of the Inducement Agreements is March 31, 2024.

Such description is qualified in its entirety by the full text of the Form of Inducement Agreement, which is included as Exhibit 10.1 to this Report and is incorporated herein by reference.

Amendment of Convertible Promissory Notes

Effective March 31, 2024, the Company’s Board of Directors approved the modification of the terms of the remaining $3.53 million in principal amount of the convertible promissory notes that were not the subject of the Inducement Agreements described above (the “Remaining Notes”), among other things, to reduce the conversion price of the principal and interest to $5.00 per share of Common Stock. Two of those Remaining Notes (which hereafter are referred to as the “Related Party Notes”) are owned by David Gow, a director of the Company, and the Jill A Blashack Strahan Trust, which is deemed to be beneficially owned by Gary Strahan, Chief Executive Officer and a director of the Company. The aggregate principal balance of such Related Party Notes was $1.2 million. As an incentive to induce the holders of the Remaining Notes to convert such notes, and with the objective of meeting Nasdaq’s listing requirements specific to stockholders’ equity, the Company’s Board of Directors approved the reduction of the conversion price of the principal and interest to $5.00 per share of Common Stock and entered into Note Amendments with David Gow and the Jill A Blashack Strahan Trust. (the “Note Amendments”). Thereafter David Gow and the Jill A Blashack Strahan Trust elected to convert the Remaining Notes into shares of Common Stock effective as of March 31, 2024. The Company issued 243,048 shares of Common Stock pursuant to David Gow’s the Jill A Blashack Strahan Trust’s respective elections to convert their Remaining Notes. The Note Amendments were approved by the Audit Committee of the Company and the Board of Directors of the Company, and contain prohibitions against the direct or indirect transfer, pledge, sale or other disposal of the shares of Common Stock issued as a result of the conversion for a period of six months. The Company has received a consent from a majority of the outstanding voting securities of the Company approving the Note Amendments. Such shareholder consent will become effective at the time prescribed by Schedule 14C under the Securities Exchange Act of 1934, as amended (the “1934 Act”) subsequent to its distribution to shareholders in accordance with the requirements of Schedule 14C.

The amendments described above were structured to comply with the provisions of Rule 16b-3(d) promulgated under the 1934 Acts o as to exempt the transactions from Section 16(b) under the 1934 Act.

Such description is qualified in its entirety by the full text of the Form of Note Amendment, which is included as Exhibit 10.2 to this Report and is incorporated herein by reference.

Conversion of Loan Obligation

As previously disclosed, the Company previously issued a $200,000 promissory note (the “Loan”) to David Gow, a director of the Company, in exchange for a $200,000 loan from David Gow to the Company. The Loan was non-interest bearing. On March 30, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) whereby the Company agreed to issued 60,060 shares of Common Stock to David Gow in exchange for the cancellation of such Loan obligation (at an effective price per share of $3.33. The Subscription Agreement was approved by the Audit Committee of the Company and the Board of Directors of the Company, and contains prohibitions against the direct or indirect transfer, pledge, sale or other disposal of the shares of Common Stock issued as a result of the conversion for a period of six months. The Company has received a consent from a majority of the outstanding voting securities of the Company approving the Subscription Agreement. Such shareholder consent will become effective at the time prescribed by Schedule 14C under the Securities Exchange Act of 1934, as amended (the “1934 Act”) subsequent to its distribution to shareholders in accordance with the requirements of Schedule 14C.

The Subscription Agreement described above was structured to comply with the provisions of Rule 16b-3(d) promulgated under 1934 Act so as to exempt the transaction from Section 16(b) under the 1934 Act.

Such description is qualified in its entirety by the full text of the Subscription Agreement, which is included as Exhibit 10.3 to this Report and is incorporated herein by reference.

After considering the transactions described above, the Company’s stockholders’ equity as of December 31, 2023, as adjusted on a pro forma basis for the transactions described above, was approximately $4.407 million, as reported in Exhibit 99.1 to this Report, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information.

The unaudited pro forma consolidated balance sheet of the Company as of the year ended December 31, 2023 and is set forth in Exhibit 99.1 to this Report and is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Inducement Agreement
10.2	Form of Note Amendment
10.3	Subscription Agreement
99.1	Pro forma Liabilities and Shareholders’ Equity from the Consolidated Balance Sheet of the Company as of December 31, 2023 (unaudited)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MultiSensor AI Holdings, Inc.

Date: April 1, 2024	By:	/s/ Peter Baird
	Name:	Peter Baird
	Title:	Chief Financial Officer

Exhibit 10.1

March [__], 2024

[NOTEHOLDER NAME]

Re:       Note Conversion Inducement Offer and Notice of Conversion

Dear MultiSensor AI Noteholder:

MultiSensor AI Holdings, Inc. (the “Company”) is pleased to offer to you the opportunity to receive newly issued shares (“Inducement Shares”) of the Company’s common stock, par value $0.0001 (“Common Stock”) in consideration for the conversion of the Convertible Promissory Note, dated December 19, 2023 (the “Note”) currently held by you (the “Holder”). The Company is making the offer under the letter agreement pursuant to its efforts to meet listing criteria specific to the rules of The Nasdaq Stock Market LLC (“Nasdaq”). See “Background and Risk Disclosure Regarding the Listing Status of the Company’s Securities” below. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note.

The Offer

In consideration for the conversion of the principal and interest amount of your Note, as reflected by the execution hereof, the Company hereby offers to issue to you or your designees an amount of shares of the Company’s Common Stock (the “Inducement Shares”) equal to the number of Conversion Shares to be issued with respect to the principal amount of the Note as of March 31, 2023. The Inducement Shares and the Conversion Shares will be delivered via book entry by the Company’s transfer agent.

Offer Acceptance, Representations, and Covenants

The Holder may accept this offer by signing this letter below, with such acceptance constituting the Holder’s conversion of the Note as provided by the terms of the Note.

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(i) Registration Statement. As soon as practicable and in any event within thirty calendar days of the effective date of this letter agreement, the Company shall file a registration statement on Form S-1, providing for the resale by the Holders of the Inducement Shares issued. The Company shall use commercially reasonable best efforts to cause such registration to become effective as soon as reasonably practicable and to keep such registration statement effective at all times until no Holder owns any Inducement Shares or the Inducement Shares are eligible for sale pursuant to Rule 144(b)(1)(i) under the Securities Act of 1933, as amended.

(ii) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby will be duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Representations, Warranties and Covenants of the Holder. The Holder hereby makes the following representations and warranties to the Company:

(i) It is an “accredited investor” as defined in Rule 501(a) of the Securities Act, of 1933, as amended (the “Securities Act”) and agrees that is taking the Inducement Shares for investment purposes and not with a view to distribution or sale.

(ii) Holder has the power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder and, when delivered in accordance with the terms hereof.

(iii) This letter agreement will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms.

(iv) The Note is owned by Holder, free and clear of any lien, encumbrance, or contract claim.

(v) Holder acknowledges that the offer and sale of the Conversion Shares and the Inducement Shares are not registered, and the Conversion Shares and the Inducement Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Inducement Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the undersigned, the Company may require the Holder to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Inducement Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this letter agreement. The Holder agrees to the imprinting of a legend on any of the Inducement Shares in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(vi) The Holder has reviewed the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2024.

Election of the Holder

The Holder hereby elects to convert all of the principal and accrued interest under the Note into shares of Common Stock (the “Conversion Shares”) of the Company according to the conditions hereof and as of the date first written above. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Note Conversion Inducement Offer and Notice of Conversion the parties agree that this letter shall serve as its Notice of Conversion as contemplated by the Note.

The Holder agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Stock.

Background and Risk Disclosure Regarding the Listing Status of the Company’s Securities

Our Nasdaq listing application was not approved prior to the closing of the Business Combination with SportsMap Tech Acquisition Corp. in December 2023, and the Company received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that we had not complied with all of the requirements of the Nasdaq Rule IM51012 since it had not demonstrated compliance with the requirement to have a minimum of 1.1 million “unrestricted publicly held shares” and a minimum of 400 “round lot holders” as required by the Nasdaq Listing Rule 5405(a) for initial listing on the Nasdaq Global Market. In January 2024, the Company received a separate notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC indicating that it was not in compliance with the requirement to maintain a minimum market value of listed securities of $50 million. These notices did not immediately impact the listing of our Common Stock or warrants on the Nasdaq Global Market. However, Nasdaq commenced delisting procedures for our securities, subject to an opportunity for us to cure the deficiency or enact a remediation plan. On March 24, 2024 we attended a hearing before a Nasdaq Hearing Panel during which we presented a plan of compliance and we requested an exception through May 15, 2024 to evidence compliance with all applicable requirements for initial and continued listing on The Nasdaq Capital Market. There can be no assurance that our request will be granted; or if granted, that we will be successful in evidencing compliance with the listing standards by May 15, 2024.  Moreover, if the requested relief is not granted our securities could be immediately delisted.  If our securities fail to remain listed on Nasdaq or any other national exchange, the trading market for our securities will be adversely affected, which may impact the trading price of our securities and the liquidity of the market for such securities.

Ancillary Provisions

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement are several and not joint with the obligations of any other holder of Convertible Promissory Notes of the Company (each, an “Other Holder”) under any other agreement related to the exercise of such notes (“Other Notes”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Notes. Nothing contained in this letter agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Notes. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

If this offer is accepted and this letter agreement is executed by the Company and the Holder, the Company may (i) issue a press release disclosing the material terms of the transactions contemplated hereby or (ii) file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto with the Commission within the time required by the Exchange Act.

Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this letter agreement. The Company shall pay all transfer agent fees levied in connection with the delivery of any Inducement Shares. This letter agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

This letter agreement shall become effective on March 31, 2024.

**************

To accept this offer, Holder must countersign this letter agreement and return the fully executed letter agreement to the Company at e-mail: peter.baird@multisensorai.com, attention: Peter Baird.

Please do not hesitate to call me if you have any questions.

Sincerely yours,

MULTISENSOR AI HOLDINGS, INC.

By:
Name:
Title:

Acknowledged and Agreed:

[NOTEHOLDER NAME]

Calculations:

The effective date of Conversion shall be the date hereof.

Aggregate Principal Amount and Interest to be Converted: $[ ]

Number of Conversion Shares to be issued: [ ]

Number of Inducement Shares to be issued: [ ]

Exhibit 10.2

AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE

AND
NOTICE OF CONVERSION

March 31, 2024

THIS AMENDMENT AND NOTICE OF CONVERSION to the Convertible Promissory Note, dated as of December 19, 2023 (the “Note”), by and among MultiSensor AI Holdings, a Delaware corporation (f/k/a SportsMap Tech Acquisition Corp., the “Company”), and the undersigned Note holder, is effective as of the date first written above (this “Amendment”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, Section 11(b) of the Note provides that the Note may be amended by a written agreement executed by each of the Company and Holder;

WHEREAS, the Company and Holder desire to amend the Note as set forth in this Amendment;

WHEREAS, this Notice of Conversion is being delivered pursuant to Section 4(a) of the Note;

WHEREAS, the Board of Directors of the Company has approved the amendment of the Note to decrease the conversion price of the Note set forth in Section 4(b) of the Note to $5.00 per share in order to incentivize Noteholders to convert;

WHEREAS, in a surfeit of caution in order to exempt the transaction from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), pursuant to the application of Rule 16b-3(d) promulgated under the 1934 Act, the Board will obtain the consent of the holders of a majority of its outstanding securities to approve the changes in the Note and either will file an information statement with respect to the same pursuant to Schedule C under the 1934 Act or to present the change to shareholders for approval at its next Annual Meeting of Shareholders; and

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendment.

a)	The definition of “Interest Conversion Rate” in section 1 of the Note shall be amended and restated as follows: “Interest Conversion Rate” means $10.00 per share.”

b)	Section 4(b) of the Note is hereby amended and restated as follows: “(b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $5.00 per share, subject to adjustment herein (the “Conversion Price”).”

c)	Section 5 of the Note is hereby amended and restated as follows: “5. Transfer Restriction. Notwithstanding anything to the contrary in the Subscription Agreement or this Note, until the date that is six (6) months after the date of any amendment of this Note any Common Stock issued (i) upon conversion of this Note or (ii) as Interest Conversion Shares may not be directly or indirectly transferred, pledged, sold or otherwise disposed of by any person who is an officer or director of the Company.”

2.         Notice of Conversion

The undersigned hereby elects to convert principal under the Note, into shares of common stock, par value $0.0001 (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4(d) of the Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Stock.

Company:

MULTISENSOR AI HOLDINGS, INC.

By:
Name:
Title:

Holder:

[Name]

Conversion calculations:

Date to Effect Conversion: March 31, 2024

Principal Amount of Note to be Converted: $[  ]

Payment of Interest in Common Stock ☒ yes ☐ no

If yes, $[  ] of Interest Accrued on Account of Conversion at Issue.

Number of Shares of Common Stock to be issued: [  ]

Exhibit 10.3

SUBSCRIPTION AGREEMENT

This Subscription Agreement (“Agreement”) is made and entered into as of March 31, 2024 (“Effective Date”), by and between MultiSensor AI Holdings, Inc., a Delaware corporation, (the “Company”), and the undersigned purchaser (the “Purchaser”).

RECITALS

WHEREAS, the Company has an obligation to the Purchaser in the amount of $200,000 (the “Obligation”);

WHEREAS, the Company has requested that the Purchaser convert the Obligation into shares of its common stock, par value $0.0001 (the “Common Stock”) on the terms set forth below in order to assist the Company in increasing the stockholder equity of the Company to support the plan of compliance it submitted to The Nasdaq Stock Market;

WHEREAS, the Company and the Purchaser desire to convert such obligation into shares of the Company’s Common Stock at a conversion price of $3.33 per share (the “Conversion Price”);

WHEREAS, the last closing transaction price for a share of the Company’s Common Stock on The Nasdaq Stock Market was $2.26; and

WHEREAS, in order to exempt the transaction from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), pursuant to the application of Rule 16b-3(d) promulgated under the 1934 Act, the Board will obtain the consent of the holders of a majority of its outstanding securities to approve the transaction addressed in this Agreement and either will file an information statement with respect to the same pursuant to Schedule C under the 1934 Act or to present the change to shareholders for approval at its next Annual Meeting of Shareholders; and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is acknowledged by each Purchaser and the Company (each “party” and, collectively, “parties”), the parties hereby agree as follows:

1. SHARES. The Purchaser hereby agrees to forgive the Obligation owed by the Company in exchange for the number of shares of Common Stock set forth below on the Purchaser’s signature page hereto (the “Shares”).

2. CLOSING. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur as of March 31, 2024 (the “Closing Date”).

3. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. In order to induce the Purchaser to enter into this Agreement and to deliver such Purchaser’s Principal Amount to the Company, Company represents and warrants to the Purchasers as follows:

(a)                Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)                Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement (all such documents together with all amendments, schedules, exhibits, annexes, supplements and related items, to each such document shall hereinafter be collectively referred to as, the “Transaction Documents”). The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated therein, have been duly and validly authorized by all necessary corporate action. The Transaction Documents, when executed and delivered, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(c)                The transaction contemplated by this Agreement has been approved by the Audit Committee and the Board of Directors of the Company.

4. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Each Purchaser, severally and not jointly, represents and warrants to Company as follows:

(a)                Purchaser is acquiring its Shares with the intent to hold as an investment and not with a view of distribution.

(b)              Purchaser is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment contemplated by this Agreement. Purchaser, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Shares, and Purchaser, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Shares.

(c)             Purchaser acknowledges and agrees that it is purchasing the Shares hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

(d)                Purchaser became aware of this offering of the securities to be sold pursuant to this Agreement solely by means of direct contact between Purchaser and the Company or their respective representatives or affiliates. Purchaser did not become aware of this offering of the securities to be sold pursuant to this Agreement, nor were the securities offered to Purchaser, by any other means. Purchaser acknowledges that the Company represents and warrants that the securities to be sold pursuant to this Agreement (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(e)               Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the securities to be sold pursuant to this Agreement or made any findings or determination as to the fairness of this investment.

(f)               The Purchaser has reviewed the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2024.

(g)               Purchaser is not, and is not owned or controlled by or acting on behalf of, a Sanctioned Person. Purchaser is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Purchaser represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Purchaser also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by Purchaser and used to purchase securities pursuant to this Agreement are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time; or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury and (e) the Cayman Islands.

(h)               Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of securities to be sold pursuant to this Agreement (if any) or made any findings or determination as to the fairness of this investment.

5. BLUE SKY FILINGS. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchaser at the applicable Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

6. RESTRICTIVE LEGEND. Purchaser acknowledges that the offer and sale of the Shares are not registered, and the Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Inducement Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the undersigned, the Company may require the Purchaser to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Inducement Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this letter agreement. The Purchaser agrees to the imprinting of a legend on any of the Inducement Shares in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

7. TRANSFER RESTRICTIONS. Notwithstanding anything to the contrary in this Agreement, until the date that is six (6) months after the date hereof, no Shares may be directly or indirectly transferred, pledged, sold or otherwise disposed of .

8. ENTIRE AGREEMENT. The Transaction Documents contain the entire agreement of the parties and supersedes and replaces all prior discussions, negotiations and representations of the parties. No party shall rely upon any oral representations in entering into this agreement, such oral representations, if any, being expressly denied by the party to whom they are attributed and it being the intention of the parties to limit the terms of this Agreement to those matters contained herein in writing. However, the incorporated Shares shall be deemed controlling at all times with regards to any inconsistent or changed terms or amendments contained therein.

9. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, the parties hereto agree that ICI is an express third party beneficiary of the obligations of the Purchasers under this Agreement. Purchasers may assign their rights hereunder without prior permission from the Company. The Company may not assign its rights or obligations hereunder without the express written consent of the Purchasers, which may be withheld at their discretion.

10. GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law provisions. Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Purchaser shall only be brought in such courts.

11. WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

12. AMENDMENT. The terms of this Agreement may not be amended, modified, or eliminated without written consent of the Company and Purchaser.

13. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision thereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

14. CONSTRUCTION. Section and paragraph headings are for convenience only and do not affect the meaning or interpretation of this Agreement. No rule of construction or interpretation that disfavors the party drafting this Agreement or any of its provisions will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms.

15. FURTHER ASSURANCES. Each party hereto agrees to do all things, including execute, acknowledge and/or deliver any documents which may be reasonably necessary, appropriate or desirable to effectuate the transactions contemplated herein pursuant to terms and conditions of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto enter into this Agreement which is effective as of the date first written.

Company:

MultiSensor AI Holdings, Inc.

By:	/s/ Peter Baird
Name: Peter Baird
Title: Chief Financial Officer

Purchaser:

David Gow

/s/ David Gow
David Gow

Aggregate Number of Shares Issued: 60,060

Exhibit 99.1

Pro forma Statement of Liabilities and Shareholders’ Equity

as of December 31, 2023 (unaudited)

Liabilities and shareholders' equity	As of December 31, 2023*	Pro Forma Adjustment # 1	Pro Forma Adjustment # 2	Pro Forma Adjustment # 3	Pro Forma Adjustment #4	Pro Forma As of December 31, 2023
Current liabilities
Trade accounts payable	2,630					2,630
Income taxes payable	991					991
Accrued expense	3,543					3,543
Contract liabilities	1,944					1,944
Line of credit	622					622
Convertible note, current	-					-
Related party promissory notes	575					575
Legacy SMAP promissory note	200			(200)		-
Right-of-use liabilities, current	138					138
Other noncurrent liabilities	114					114
Total current liabilities	10,643	-	-	(200)	-	10,443
Shareholder promissory note	-					-
Contract liabilities, noncurrent	121					121
Convertible note, noncurrent	5,695	(4,475)				1,220
Warrants	49					49
Deferred tax liabilities, net	18					18
Total liabilities	16,526	(4,475)	-	(200)	-	11,851
Commitments and contingencies (Note 15)						-
Shareholders’ equity (deficit)						-
Common stock, $0.0001 par value; 300,000,000 and 7,708,163 shares authorized as of December 31, 2023 and 2022, respectively, and 11,956,823 and 5,292,384 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1					1
Additional paid-in capital	32,862	4,475	785	200	136	38,458
Retained earnings (accumulated deficit)	(33,131)	-	(785)	-	(136)	(34,052)
Total shareholders’ equity (deficit)	(268)	4,475	-	200	-	4,407
Total liabilities and shareholders’ equity	16,258	-	-	-	-	16,258

*As reported in the Company’s Consolidated Balance Sheet as of December 31, 2023, as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024.

Adjustment # 1	Reflects the conversion of $4.475 million of Notes and Related Party Notes into Company Common Stock.
Adjustment # 2	Reflects the issuance of 347,500 Inducement shares Issued to the Note holders pursuant to the Inducement Agreements, based on the last reported closing price of the Common Stock of $2.26 as of March 28, 2024.
Adjustment # 3	Reflects the conversion of the $200,000 Loan into Company Common Stock at a conversion price per share of $3.33.
Adjustment # 4	Reflects the 60,060 shares of Common Stock issued as a result of the conversion of the Loan, based on the last reported closing price of the Common Stock of $2.26 as of March 28, 2024.